Exhibit 99.1

Zion Oil & Gas Encounters Oil

Company Drills Deeper in Response

DALLAS and CAESAREA, Israel, February 13, 2018 /PRNewswire/ -- Zion Oil & Gas, Inc. (NASDAQ: ZN) announces that during the current open hole wireline logging and subsequent reaming (cleaning the well bore) operations, Zion encountered free-flowing hydrocarbons while circulating drilling mud.

Zion’s President and Chief Operations Officer, Dustin Guinn, provided further understanding of recent events stating, “We were cautiously optimistic given the amount of gas that accumulated in the well after returning from Shabbat after calling total depth (TD) at 5,026 meters (~16,500 feet). After making our first of three open hole logging runs, we decided to ream to bottom to clean the hole out in anticipation of our second logging run. After circulating the well, we experienced a continued and significant increase in gas followed by clear evidence of oil in our circulated mud from the bottom of the well. This is obviously very exciting news and as a result, we have decided to continue to drill up to another 70 meters (~230 feet). We expect that to take a couple of days, and barring any operational difficulties, we will continue with our open hole logs immediately thereafter.”

Zion’s CEO, Victor G. Carrillo, added, “I am ecstatic to see clear evidence of hydrocarbons (oil and gas) in the deeper portion of our Megiddo-Jezreel #1 well – a project that we have been working on for years. However, at this time we cannot comment on the commerciality or ability to successfully produce the well. We ask that our shareholders continue to pray for safe and successful drilling, logging, and testing operations, and for God’s wisdom for management as we make key decisions in the following days and weeks. Please be patient. We will provide further updates after we have adequate time to properly evaluate the logs and finalize our well testing program following the recent events.”

“For You are great, and do wondrous things; You alone are God.” Psalm 86:10

“In His hand are the deep places of the earth …” Psalm 95:1-7

FORWARD-LOOKING STATEMENTS: Statements in this communication that are not historical fact, including statements regarding Zion's planned operations, anticipated attributes of geological strata being drilled, the presence or recoverability of hydrocarbons, operational risks in testing and well completion, timing and potential results thereof and plans contingent thereon are forward-looking statements as defined in the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on assumptions that are subject to significant known and unknown risks, uncertainties and other unpredictable factors, many of which are described in Zion's periodic reports filed with the SEC and are beyond Zion's control. These risks could cause Zion's actual performance to differ materially from the results predicted by these forward-looking statements. Zion can give no assurance that the expectations reflected in these statements will prove to be correct and assumes no responsibility to update these statements.

Contact Info:
Zion Oil & Gas, Inc. (NASDAQ: ZN)
12655 North Central Expressway, Suite 1000, Dallas, TX 75243
Andrew Summey
Telephone: 888-891-9466
Email: andrew.summey@zionoil.com
www.zionoil.com